                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              Denali Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                              DENALI INCORPORATED
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD AT THE POST OAK DOUBLETREE HOTEL
                                OCTOBER 25, 1999

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Denali Incorporated (the "Company") to be held on Monday, October 25, 1999, at 1:00 p.m. at the DoubleTree Hotel, 2001 Post Oak Blvd., Houston, Texas 77056, for the following purposes:

          1. To elect three Class B directors to serve until the 2002 Annual Meeting;

          2. To approve the 1999 Stock Incentive Plan;

          3. To approve the appointment of Ernst & Young LLP as independent certified public accountants for the Company for the fiscal year ending July 1, 2000; and

          4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only stockholders of record at the close of business on August 31, 1999, will be entitled to notice of and to vote at the meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares will be represented at the meeting.

                                            By Order of the Board of Directors,

                                            Cathy L. Smith
                                            Secretary

September 15, 1999
Houston, Texas

                              DENALI INCORPORATED
                        1360 POST OAK BLVD., SUITE 2250
                              HOUSTON, TEXAS 77056

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 1:00 p.m. on Monday, October 25, 1999, at the DoubleTree Hotel, 2001 Post Oak Blvd., Houston, Texas, and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the Secretary of the Company, or by a later dated proxy delivered to the Secretary of the Company at any time before the voting, or by appearing at the meeting and voting in person. The proxy, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specifications have been indicated will be voted (i) in favor of the nominees for members of the Board of Directors of the Company named in item 1 of the proxy, (ii) for approval of the 1999 Stock Incentive Plan, and (iii) for approval of the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending July 1, 2000.

     The Board of Directors has fixed the close of business on August 31, 1999, as the record date for the meeting. On that date, the Company had outstanding 5,423,215 shares of Common Stock. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such stockholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. The election of directors will require the favorable vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Approval of the other matters to be voted on will require the favorable vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes have no effect on the election of directors since directors are elected by a plurality vote. With respect to the other proposals to be decided at the meeting, abstentions are counted as a vote against a proposal, and broker non-votes (and other limited proxies), although considered present for quorum purposes, are not considered part of the voting power present at the meeting with respect to that proposal.

     The principal executive offices of the Company are at 1360 Post Oak Blvd., Suite 2250, Houston, Texas 77056. This proxy statement and the enclosed form of proxy are being sent to stockholders on or about September 20, 1999.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, Class A, B and C, serving staggered three-year terms. At each annual meeting of stockholders, directors are elected to succeed the directors of the class whose term expires that year.

     At the meeting, three Class B directors are to be elected to serve until the Annual Meeting of Stockholders in 2002 or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the three nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, one or more of these nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

NAME                                        AGE   POSITION(S) WITH THE COMPANY   DIRECTOR SINCE
----                                        ---   ----------------------------   --------------
Ernest H. Cockrell........................  53              Director                  1994
Thomas D. Simmons, Jr. ...................  55              Director                  1994
Joel V. Staff.............................  55              Director                  1997

     Mr. Ernest H. Cockrell has been a director of the Company since its inception in December 1994. Since 1970, Mr. Cockrell has served in various capacities at Cockrell Oil Corporation, an oil and gas exploration and production company, and has been its Chairman and Chief Executive Officer since 1996. Mr. Cockrell currently serves as a director of Pennzoil-Quaker State Company and Southwest Bank of Texas.

     Mr. Thomas D. Simmons, Jr. has been a director of the Company since its inception in December 1994. Mr. Simmons serves as Chairman of Simmons, Vedder & Co., a real estate development and investment firm which he co-founded in 1992. Prior to founding Simmons, Vedder & Co., Mr. Simmons spent more than 20 years with the Trammell Crow organization, most recently serving as Group Managing Partner.

     Mr. Joel V. Staff became a director of the Company in December 1997. Mr. Staff has served as Chairman of the Board since January 1996, and President and Chief Executive Officer since July 1993, of National-Oilwell, Inc., a Houston, Texas-based company engaged in the design, manufacture and sale of machinery and equipment and the distribution of products used in oil and gas drilling and production. Mr. Staff is also a director of the National Ocean Industries Association. He was formerly at Baker Hughes Incorporated ("BHI") where he served as Senior Vice President and President of the drilling and production groups.

     Information with respect to directors whose terms do not expire at the Annual Meeting is presented below. After the expiration of the initial terms, the directors elected to replace such directors (regardless of class) shall serve for three-year terms.

     The following persons are Class A Directors of the Company whose current terms will expire at the Annual Stockholders Meeting in 2001:

     Mr. Edward de Boer, age 56, has been a director of the Company since February 1999. He became the President/Chief Executive Officer of the Company in January 1999. He also served as President/Chief Operating Officer from January 1998 -- January 1999. Prior to joining the Company as a consultant in January 1997, Mr. de Boer served as President and Chief Executive Officer of EnviroTech Pumpsystems, Inc., a wholly owned subsidiary of the Weir Group of Glasgow, Scotland from September 1994 to February 1996. Mr. de Boer was President of the EnviroTech Pump Group from 1990 to 1994, and President of BGA International from 1988 to 1990. Mr. de Boer has a BS in Mechanical Engineering from the Institute of Technology in the Netherlands.

     Mr. Richard W. Volk, age 63, became Chairman of the Board of the Company on February 26, 1999, succeeding co-founder Stephen Harcrow. Mr. Volk has a consulting practice that specializes in the formulation and implementation of long-term strategies for a varied client base. Mr. Volk also serves as Advisory Director on the Board of Directors of Cockrell Exploration L.L.C., director of Osborn Heirs

Company and The Yuma Companies, and has been involved in numerous other business and civic boards. Prior to forming his own consulting practice, Mr. Volk was Group Manager of BHP Petroleum's Australia Division in Melbourne, Australia, from 1989 to 1991; President and Chief Executive Officer of BHP Petroleum (Americas) from 1985 to 1989; and Chairman and CEO of Energy Reserves Group from 1983 to 1985 and President and CEO from 1973 to 1982. Mr. Volk has a Petroleum Engineering degree from the Colorado School of Mines and a JD from the University of Denver.

     Mr. Stephen M. Youts, age 51, has been a director of the Company since its inception in December 1994. Since 1992, Mr. Youts has served as Managing Partner and Chairman of Avondale Partners LP, a private investment banking firm. Prior to the formation of Avondale Partners, Mr. Youts served as an investment banker for Merrill Lynch & Co. and Salomon Brothers Inc. In addition, Mr. Youts serves on the Board of Directors of certain other private companies in which Avondale Partners holds an investment.

     The following persons are Class C Directors of the Company whose current terms will expire at the Annual Stockholders Meeting in 2000:

     Mr. Philip J. Burguieres, age 56, has served as a director of the Company since December 1997. He is currently Chairman and CEO of EMC Holdings, LLC, an investment management company specializing in the oil services and exploration and production industries. He is also Vice Chairman of The McNair Group. Formerly, Mr. Burguieres served as Chairman of the Board of Weatherford International, Inc., a diversified international energy services and manufacturing company, from December 1992 to May 1998 and as its President and Chief Executive Officer from April 1991 to October 1996. He currently serves on the Boards of Directors of Weatherford International, Inc., Chase Bank of Texas, Newfield Exploration Company, and McDermott International, Inc.

     Mr. Bob Elfring, age 40, became a director of the Company on July 28, 1999. He has served as Chairman of the Board of Welna N.V. ("Welna"), a recently acquired subsidiary of the Company, since 1997 and as a Director of Welna since 1992. He is currently Managing Director of Mees Pierson Investment Bank, the investment banking arm of the Netherlands/Belgium-based financial institution, Fortis. Prior to joining Mees Pierson, Mr. Elfring was Managing Director at Amsterdamse Investeringsbank in Holland. Mr. Elfring received his JD as well as his MS and BS in Business Science from the University of Groningen.

     Mr. J. Taft Symonds, age 60, has been a director of the Company since its inception in December 1994. Since 1978, Mr. Symonds has served as Chairman of Maurice Pincoffs Company, a private international marketing company, and as President of Symonds Trust Co., Ltd., a private investment firm. Mr. Symonds currently serves as Chairman of Tetra Technologies, Inc., a specialty chemical and chemical process company, and director of Plains Resources, Inc., a public energy company.

EXECUTIVE OFFICERS

     In addition to Mr. de Boer and Mr. Volk, the Company has the following executive officers. Officers serve at the discretion of the Board.

     Mr. Hendrik A. Kroes became the Executive Vice President of the Company July 28, 1999. Since 1986 Mr. Kroes has been the Chief Executive Officer of Welna. He joined Welna in 1970 as its Operations Manager and became General Manager of one of the Welna companies in 1978. Mr. Kroes was instrumental in transitioning Welna from a family-owned company into a publicly held company listed on the Amsterdam Stock Exchange in 1991. During the last few years, Mr. Kroes transformed Welna through a series of acquisitions into a significant European player in the engineered fiberglass reinforced plastic products market. Mr. Kroes received an advanced certificate from Technical College in Mechanical Engineering.

     Mr. Robert B. Bennett has served as Vice President of the Company since September 1997 and President of Containment Solutions, Inc., a subsidiary of the Company, since April 1996. Prior to his association with the Company, he served as Vice President of the Asia Pacific/Middle East business units of Baker Hughes INTEQ, Singapore from 1992 to 1995. He also served as Vice President of Milpark Drilling Fluids (a division of BHI) from 1989 to 1992 and was President of Densitech, a drilling fluids company, prior to its acquisition by BHI. Mr. Bennett has a BS in Chemistry from Sam Houston State University.

     Mr. Lee W. Orr is Vice President of the Company and President of Specialty Solutions, Inc., a subsidiary of the Company, and has served in that capacity since May 1997. Prior to joining the Company, Mr. Orr was Vice President and General Manager of EnviroTech Molded Products from 1995 to 1997; General Manager of EnviroTech Rubber Engineering from 1993 until 1995; and Vice
President -- Finance for BGA International from 1991 until 1993. Mr. Orr has an MBA from The University of Texas at Austin and a BBA from Abilene Christian University.

     Mr. R. Kevin Andrews has served as Vice President of the Company since October 1998 and Chief Financial Officer of the Company since February 1996. Prior to joining the Company, Mr. Andrews served as a Corporate Development and Financial Manager for Moorco International, Inc., a supplier of fluid measurement and pressure control products, from 1993 to 1995, and the Financial Manager for EnviroTech operating group from 1991 to 1993. Mr. Andrews received his MBA and BA from The University of Tulsa and is a certified public accountant.

     Mr. Melford S. Carter has served as Vice President of Business Development of the Company since August 1995. Prior to joining the Company, Mr. Carter served as Corporate Marketing Manager for National-Oilwell, Inc., from June 1994 to August 1995, and the Marketing Manager for the BHI EnviroTech operating group from 1992 until 1994. Mr. Carter earned his MBA in finance and international business and BS in Mechanical Engineering from The University of Texas at Austin.

     Mr. Johannes M. M. A. Siers became Vice President of the Company on July 28, 1999. He is Vice President of Welna Operations and has been the Managing Director of Welna since July 1998. Mr. Siers was previously Managing Director of a privately held international construction company specializing in underground and offshore pipeline installation. Prior to that, he was Managing Director for twelve years of a European civil construction and offshore contracting company. Mr. Siers began his career at ABN AMRO in Amsterdam. Mr. Siers received his MBA and BSc in Economics and Business Administration from the University of Rotterdam.

     Ms. Cathy L. Smith has served as Vice President of the Company since October 1998 and General Counsel of the Company since January 1996. Ms. Smith was employed at BHI from July 1989 to August 1995, most recently as General Counsel of BHI's EnviroTech unit. Prior to joining BHI, Ms. Smith worked for the law firm of Thelen, Marrin, Johnson & Bridges from June 1986 to July 1989. Ms. Smith received her J.D. from the University of Houston.

           BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     During the fiscal year ending July 3, 1999, the Company's Board of Directors held nine meetings. All of the directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board on which they served during fiscal 1999.

     The Board of Directors has a standing Audit Committee and Compensation Committee. The Board of Directors does not have a Nominating Committee, and nominees for director are nominated by the full Board of Directors.

     During fiscal 1999, the Audit Committee was comprised of Messrs. Simmons, Staff and Youts, independent directors of the Company. The Audit Committee held one meeting during fiscal 1999. The functions of the Audit Committee are to engage and discharge independent auditors of the Company, review with the auditors and management the Company's policies and procedures with respect to accounting and financial control, review with the auditors, upon completion of their audit, their report or opinion on matters related to the performance of such audit, periodically meet with the Company's financial staff to discuss auditing procedures and the extent to which recommendations made by the auditors have been implemented, and initiate, direct and supervise any investigations it deems necessary regarding the accounting and financial policies and controls of the Company.

     During fiscal 1999, the Compensation Committee was comprised of Messrs. Burguieres, Cockrell and Symonds. The Compensation Committee held one meeting during fiscal 1999. The functions of the

Compensation Committee are to review and make recommendations to the Board of Directors on all matters of policy relating to the compensation of and benefits provided to executive management, approve the salaries and bonuses of executive management, and administer the Company's Stock Option Plan and other compensation plans approved by the Board of Directors.

     On October 21, 1998, the Board approved the creation of an Executive Committee and appointed Messrs. Burguieres, Harcrow and Symonds to serve until their removal by action of the Board. The function of the committee was to exercise all of the powers and perform all the duties of the Chief Executive Officer of the Company in the absence or inability of the Chief Executive Officer to perform his duties. On November 16, 1998, Mr. Stephen T. Harcrow, the Company's Chairman of the Board and Chief Executive Officer, vacated his position as Chief Executive Officer, and the Executive Committee assumed the responsibilities previously performed by the Chief Executive Officer. Mr. Edward de Boer was appointed Chief Executive Officer of the Company on January 15, 1999, and the committee continued to serve until the appointment of Mr. Richard
W. Volk as Chairman of the Board of Directors of the Company on February 26, 1999, whereupon it was dissolved.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Burguieres, Cockrell and Symonds, who are each independent directors of the Company. Mr. Cockrell is the Chairman and Director of Cockrell Exploration, L.L.C. Richard W. Volk, Chairman of the Board of the Company serves as an Advisory Director on the Board of Directors of Cockrell Exploration, L.L.C.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Stock to report their ownership of and transactions in the Company's Common Stock to the Securities and Exchange Commission and The Nasdaq National Stock Market. Copies of these reports are also required to be supplied to the Company. The Company believes, based solely on a review of the copies of such reports received by the Company, that during fiscal 1999 its officers, directors and ten percent or greater stockholders complied with all applicable Section 16(a) reporting requirements, except as follows. Mr. Richard Volk, the Chairman of the Board of the Company, became a director in February of 1999, but did not file a Form 3 reflecting his election as a director until August 1999. Mr. Ernest Cockrell, a director of the Company, sold shares of common stock in three transactions in March and April of 1999, and did not file a Form 4 to report these transactions until August 1999.

                              BENEFICIAL OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of August 31, 1999, (i) by persons known to the Company to be beneficial owners of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and all directors and executive officers of the Company as a group.

                                                               SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                               -------------------
NAME OF BENEFICIAL OWNER                                        NUMBER     PERCENT
------------------------                                       ---------   -------
Richard W. Volk(2)..........................................          --     *
Philip J. Burguieres(3).....................................     234,880     4.3%
  EMC Holdings, L.L.C.
  711 Louisiana, 33rd Floor
  Houston, Texas 77002-2716
Ernest H. Cockrell(4).......................................     661,249    12.1%
  Cockrell Oil Corporation
  1600 Smith, Suite 3900
  Houston, Texas 77002
Edward de Boer(2)(5)........................................      85,493     1.6%
Bob Elfring.................................................          --     *
  Mees Pierson N.V.
  1000 AE Amsterdam
  The Netherlands
Thomas D. Simmons, Jr.(6)...................................     205,654     3.8%
  Simmons Vedder Investment Partnership
  1800 West Loop South, Suite 1575
  Houston, Texas 77027
Joel V. Staff(7)............................................      38,943     *
  National Oilwell
  10000 Richmond
  Houston, Texas 77042
J. Taft Symonds(8)..........................................     378,943     7.0%
  Symonds Trust Co., Ltd.
  2040 North Loop West, Suite 200
  Houston, Texas 77018
Stephen M. Youts(9).........................................     137,200     2.5%
  Avondale Partners Inc.
  1360 Post Oak Blvd., Suite 2424
  Houston, Texas 77056
R. Kevin Andrews(2)(10).....................................      32,676     *
Robert B. Bennett(2)(11)....................................      42,750     *
Melford S. Carter(2)(12)....................................      45,080     *
Lee W. Orr(2)(13)...........................................      34,975     *
Richard D. Robins(14).......................................     294,100     5.4%
  National Investment Management, Inc.
  2601 Airport Drive, Suite 210
  Torrance, CA 90505
Alice L. Harcrow(15)........................................     335,535     6.2%
  #49 Wynden Oaks Drive
  Houston, TX 77056
All Executive Officers and Directors as a Group (17
  persons)..................................................   1,942,543    34.0%

---------------

  *  Less than one percent.

 (1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and investment powers.

 (2) All officers of the Company have the following address: 1360 Post Oak Blvd., Suite 2250, Houston, Texas 77056.

 (3) Includes 162,162 shares and warrants to purchase 53,487 shares owned by EMC Equity Fund, L.P., the general partner of which is EMC Equity Fund L.P., of which Mr. Burguieres is a general partner.

 (4) Includes 539,162 shares and warrants to purchase 53,487 shares owned by Cockrell Investment Partners, L.P., a Texas limited partnership, of which Mr. Cockrell is 35.3% owner and the Chairman of the general partner, and 68,600 shares owned by Cockrell Equity Partners L.P., of which Mr. Cockrell is 35.4% owner and Chairman of the general partner.

 (5) Includes 60,108 shares that may be acquired from the Company within 60 days upon exercise of options.

 (6) Includes warrants to purchase 5,943 shares. Also includes 76,328 shares and warrants to purchase 5,943 shares owned by Simmons Family Trust of which Mr. Simmons is Co-Trustee, and 36,883 shares and warrants to purchase 5,943 shares owned by Thomas Dudley Simmons, Jr. Marital Trust.

 (7) Includes warrants to purchase 8,915 shares.

 (8) Includes 356,514 shares and warrants to purchase 4,457 shares owned by Symonds Trust Co., Ltd., a Texas corporation, of which Mr. Symonds is the President and 13,514 shares and warrants to purchase 4,458 shares owned by Anne Allen Symonds Revocable Trust. Mr. Symonds disclaims any beneficial ownership of the Anne Allen Symonds Revocable Trust shares and warrants.

 (9) Includes 133,770 shares owned by Avondale Partners LP, and 3,430 shares owned by Avondale GP Inc. Avondale GP Inc is the general partner of Avondale Partners LP. Mr. Youts is the President of Avondale GP Inc.

(10) Includes 4,946 shares that may be acquired from the Company within 60 days upon exercise of options.

(11) Includes 3,000 shares that may be acquired from the Company within 60 days upon exercise of options.

(12) Includes 4,350 shares that may be acquired from the Company within 60 days upon exercise of options.

(13) Includes 34,975 shares that may be acquired from the Company within 60 days upon exercise of options.

(14) Includes 294,100 shares owned by National Investment Management, Inc., a California corporation of which Mr. Robins is the President and sole stockholder.

(15) Includes 39,625 shares owned by the Harcrow Family Foundation, a charitable foundation of which Ms. Harcrow is a trustee.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Company's Chief Executive Officer ("CEO"), a former CEO, and each of the four most highly compensated executive officers of the Company other than the CEO (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL           LONG-TERM
                                                    COMPENSATION(1)     COMPENSATION
                                                   -----------------   --------------
                                                                           AWARDS          OTHER
                                                                       --------------      ANNUAL
                                         FISCAL    SALARY     BONUS    STOCK OPTIONS/   COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR       ($)     ($)(2)       SARS(#)          ($)(3)
---------------------------              ------    -------   -------   --------------   ------------
Stephen T. Harcrow.....................   1999(4)   90,000         0            0           6,406
Former Chairman/Chief Executive Officer   1998     240,000   120,000            0           6,401
Edward de Boer.........................   1999(5)  212,500   115,000       40,000           6,771
President/Chief Executive Officer         1998(6)  112,504   100,000       94,742          28,492(7)
Robert B. Bennett......................   1999     150,000   112,500            0           6,969
Vice President of Denali, President of    1998     150,000    54,750            0           4,235
Containment Solutions, Inc.
Lee W. Orr.............................   1999     150,000    37,500       23,685          76,079(8)
Vice President of Denali, President of    1998     125,000    70,000       47,371           4,942
Specialty Solutions, Inc.
R. Kevin Andrews.......................   1999     108,750    57,500       12,318           5,135
Vice President/CFO                        1998     100,000    50,000        9,639           3,324
Melford S. Carter......................   1999     106,417    55,500        8,300           5,066
Vice President of Business Development    1998     100,000    50,000        9,639           3,336

---------------

(1) Information with respect to certain perquisites and other personal benefits has been omitted because the aggregate value of such items does not meet the minimum amount required for disclosure under SEC regulations.

(2) Bonus amounts were earned during the fiscal year indicated, but paid in the first quarter of the following fiscal year.

(3) Includes (a) matching contributions to the executive officer's account in the Company's 401(k) retirement plan, (b) gainsharing payments, (c) relocation compensation, (d) relocation housing reimbursement and (e) premium payments by the Company for life insurance for the benefit of the executive officer.

(4) Based on 4 1/2 months. The date of initiation of payments under the Salary Continuation Agreement was November 16, 1998.

(5) Mr. de Boer became Chief Executive Officer of the Company January 15, 1999.

(6) Based on 8 months. Date of hire was November 1,1997.

(7) $12,000 of this amount was relocation compensation; $12,500 of this amount was housing relocation reimbursement.

(8) $68,279 of this amount was relocation compensation.

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the fiscal year ended July 3, 1999, to each of the Named Executive Officers.

                        OPTION/SAR GRANTS IN FISCAL 1999

                                           INDIVIDUAL GRANTS
                          ---------------------------------------------------
                                           PERCENT
                           NUMBER OF       OF TOTAL                                    POTENTIAL REALIZABLE VALUE
                           SECURITIES      OPTIONS/                                    AT ASSUMED ANNUAL RATES OF
                           UNDERLYING        SARS       EXERCISE                        STOCK PRICE APPRECIATION
                            OPTIONS/      GRANTED TO    OR BASE                           FOR OPTIONS TERM(1)
                              SARS        EMPLOYEES      PRICE     EXPIRATION   ----------------------------------------
NAME                       GRANTED(#)     IN FY1999      ($/SH)       DATE      0 PERCENT   5 PERCENT($)   10 PERCENT($)
----                      ------------   ------------   --------   ----------   ---------   ------------   -------------
Stephen T. Harcrow......          0             0            0            N/A       0               0               0
Edward de Boer..........     40,000(2)       21.7         8.88     April 2004       0          76,548         164,848
Robert B. Bennett.......          0             0            0            N/A       0               0               0
Lee W. Orr..............     23,685(3)       12.9        14.50      July 2003       0          74,010         159,386
R. Kevin Andrews........     12,318(2)        6.7         8.88     April 2004       0          23,573          50,765
Melford S. Carter.......      8,300(2)        4.5         8.88     April 2004       0          15,884          34,206

---------------

(1) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. The actual value an executive may realize will depend on the extent to which the stock price exceeds the exercise price of the options on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily equal any of the amounts set forth in the table above. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(2) Twenty-five percent of these options will vest upon the first anniversary of the date of grant (April 21, 2000) and the remaining options will vest in equal amounts on the second, third and fourth anniversaries of the date of grant. These options have an exercise price of $8.88 per share.

(3) Twenty-five percent of these options vested upon the first anniversary of the date of grant (July 29, 1998) and the remaining options will vest in equal amounts on the second, third and fourth anniversaries of the date of grant. These options have an exercise price of $14.50 per share.

     The following table sets forth certain information with respect to unexercised options held at July 3, 1999, by each of the Named Executive Officers.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1999
                       AND JULY 3, 1999 OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED
                                                                OPTIONS/SARS AT FISCAL
                                                                      YEAR-END(#)
NAME                                                           EXERCISABLE/UNEXERCISABLE
----                                                           -------------------------
Stephen T. Harcrow..........................................                   0/0
Edward de Boer..............................................         52,108/82,634
Robert B. Bennett...........................................                   0/0
Lee W. Orr..................................................         26,054/45,002
R. Kevin Andrews............................................          2,410/19,547
Melford S. Carter...........................................          2,410/15,529

 Salary Continuation Agreement

     Upon the disability and subsequent resignation of Stephen T. Harcrow, the Company's former President, during the second quarter of the fiscal year 1999, the Company began to make payments pursuant to the Salary Continuation Agreement between the Company and Mr. Harcrow. The Company recognized a charge of $682,000 in the second quarter of the fiscal year 1999 as a result of Mr. Harcrow's disability triggering the payments under the Salary Continuation Agreement.

 Confidentiality and Non-Competition Agreements

     Mr. Andrews and Mr. Carter have entered into a Confidentiality and Non-Competition Agreement with the Company. The agreement contains a covenant-not-to-compete with the Company during their period of employment with the Company and for a period of one year following termination of employment.

 Directors' Compensation

     Each director who is not an employee of the Company is paid a monthly director's fee of $1,000, plus a fee of $500 for each Board or committee meeting attended. Members of the Board of Directors who are employees of the Company do not receive any fees. The Company reimburses all directors for reasonable expenses incurred in connection with attending meetings of the Board.

     Directors will also be eligible to participate in the Denali Incorporated 1999 Stock Incentive Plan that stockholders are being asked to approve at this Annual Meeting.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), which consists of three independent outside directors, was constituted in January 1998 after the Company's initial public offering of its Common Stock. Prior to that time, compensation decisions were made by the Board of Directors of the Company as a whole. The Compensation Committee reviews and approves the Company's total compensation philosophy and programs covering executive officers and key management employees. The Committee reviews the performance levels of executive officers and determines the annual base salaries and incentive awards to be paid.

     The Company's executive compensation program is designed to help the Company attract, motivate and retain the executive resources that the Company needs in order to maximize its return to stockholders. Specifically, the goals of the Company's compensation program are to:

          1. Align executive compensation with the interests of the stockholders;

          2. Provide compensation packages that are consistent with competitive market norms for companies similar in size, activity and complexity to the Company;

          3. Link pay to Company, operating group and individual performance;
     and

          4. Achieve a balance between incentives for short-term and long-term performance.

     The principal elements of compensation provided to executive and other officers of the Company historically have consisted of a base salary, annual incentives and stock option grants. The Committee estimates an executive's level of total compensation based on information drawn from a variety of sources, including proxy statements, special surveys and compensation consultants. Total compensation is targeted to be competitive at the median level of comparable companies.

     Base Salary. Salaries for executive officers are determined by the Committee annually, based on a review of each executive's level of responsibility, experience, expertise and sustained corporate, business unit and individual performance. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. Overall, salaries are targeted at the median of that paid by comparable companies, with annual adjustments based on performance.

     Annual Bonus. Annual bonuses are designed to focus management's attention on the performance of the Company, particularly in the short-term. At the beginning of fiscal 1999, the Board of Directors set performance goals for the Company and for the individual executives. These targets will be set for future years by the Compensation Committee. These performance goals generally include such factors as increases in revenues, net income and earnings before interest expense, taxes, depreciation and amortization (EBITDA), as well as specific qualitative goals pertinent to the Company's long-term success. Bonuses are based upon the achievement of one or more of these goals and the magnitude of success in exceeding these goals.

     Stock Option Program. Each executive officer is eligible to receive a grant of stock options with an exercise price equal to the fair market value of the stock on the grant date. Stock options are designed to focus executives on the long-term performance of the Company by enabling executives to share in any increases in value of the Company's stock. Accordingly, the Committee believes that the grant of stock options is a significant method of aligning management's long-term interests with those of the stockholders of the Company.

     Chief Executive Officer Compensation. During fiscal 1999, Stephen T. Harcrow, Chairman of the Board of Directors and Chief Executive Officer of the Company, received a base annual salary of $240,000, and no annual bonus or stock options. Mr. Harcrow vacated his position as Chief Executive Officer on November 16, 1998, due to health reasons, and Mr. Edward de Boer was appointed Chief Executive Officer on January 15, 1999. Upon his appointment as President and Chief Executive Officer of the Company, Mr. de Boer's base annual salary was set at $230,000. Mr. de Boer does not have an employment agreement with the Company, and his base salary rate may be adjusted at the discretion of the Board of Directors based upon such factors as the Board of Directors deems appropriate. Additionally, Mr. de Boer was awarded a bonus of $115,000. Mr. de Boer's bonus reflects the Company's substantial increases in net income and revenues in fiscal year 1999. Options to purchase 40,000 shares of the Company's Common Stock were awarded to Mr. de Boer during fiscal 1999, and options were also awarded to other executive officers of the Company, in accordance with the Company's focus on increasing shareholder value. The Committee believes that Mr. de Boer's total compensation is near the median for the chief executive officers of comparable companies.

     This report is submitted by the members of the Compensation Committee.

                                            J. Taft Symonds, Chairman
                                            Philip J. Burguieres
                                            Ernest H. Cockrell

                               PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return for the Company's Common Stock as compared to the Nasdaq composite index and a Peer Group index, which was selected by the Company on an industry basis (manufacturers of products for process industries). The graph assumes an investment of $100 on November 21, 1997, when the Company's stock was first traded in a public market. Reinvestment of dividends is assumed in all cases.

                           COMPARATIVE TOTAL RETURNS

             Denali Incorporated, Nasdaq Composite, and Peer Group*
                  (Performance results through June 25, 1999)

               Measurement Period
             (Fiscal Year Covered)                      DNLI        NYSE/AMEX/Nasdaq       PEERS
21-Nov-97                                                      100               100               100
26-Dec-97                                                       98                98                96
26-Jun-98                                                      112               116                92
24-Dec-98                                                       97               123                63
25-Jun-99                                                       55               134                90

* The Peer Group is comprised of FloServe Corp; Idex Corp; Met Pro Corp; Robbins & Myers, Inc.; and Roper Industries, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal year ended July 3, 1999, the Company purchased approximately $60,550 of calcium carbonate ("brine") from Tetra Technologies, Inc. J. Taft Symonds, a director of the Company, is the Chairman of the Board of Tetra Technologies, and Stephen T. Harcrow, the Company's Chairman of the Board and Chief Executive Officer until November 16, 1998, was on the Board of Directors of Tetra Technologies. All of the brine purchases were made on a spot basis without the benefit of a contract.

     During the fiscal year ended July 3, 1999, the Company sold approximately $155,000 of tanks to Pennzoil Company. Ernest H. Cockrell, a director of the Company, is on the Board of Directors of Pennzoil-Quaker State Company.

                  PROPOSAL TO APPROVE THE DENALI INCORPORATED
                           1999 STOCK INCENTIVE PLAN

     General. The Company believes that its welfare and success depend on its ability to attract, retain and motivate directors, consultants and employees. The Company also believes that there is a need to align the interests of stockholders with the interests of the Company's directors, consultants and employees. To accomplish these objectives, the Company's Board of Directors adopted the Denali Incorporated 1999 Stock Incentive Plan (the "Stock Plan") on July 28, 1999. The Stock Plan was adopted subject to approval by the Company's stockholders, and is therefore being submitted to stockholders for their approval at the annual meeting. If the Stock Plan is not approved by stockholders, any options or restricted stock awards previously granted under the Stock Plan will be void.

     The Stock Plan is intended to supplement the Denali Incorporated 1997 Incentive Stock Option Plan.

     Summary of the Stock Plan. The following summary of the Stock Plan does not purport to be complete and is subject to, and is qualified in its entirety by, the Stock Plan, a copy of which is attached hereto as Exhibit A.

     The purpose of the Stock Plan is to provide directors, consultants and employees of the Company and its subsidiaries with additional incentives by providing them with the opportunity to increase their ownership interest in the Company. The maximum number of shares of Common Stock that may be subject to awards granted under the Stock Plan is 300,000 shares, which may be authorized and unissued shares or treasury shares. Shares of Common Stock that are attributable to awards that have expired, terminated or been canceled or forfeited will be available for issuance or use in connection with future awards.

     The Stock Plan will be administered by a committee (the "Committee") of two or more outside directors of the Company, as appointed by the Board of Directors. The Board of Directors has designated the Compensation Committee to administer the Stock Plan. The Committee may award stock options and restricted shares of Common Stock under the Stock Plan to any employee, director or consultant of the Company or a subsidiary of the Company. Actual participation in the Stock Plan will be determined in the sole discretion of the Committee.

     An option agreement will be entered into between the Company and the grantee for each option award. Options granted under the Stock Plan will be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified stock options, as designated at the time of the grant of the options. Options granted under the Stock Plan will be exercisable at such times, under such conditions (including, without limitation, performance criteria with respect to the Company and/or the grantee), in such amounts and during such period or periods as the Committee determines on the date of the grant of such options. However, incentive stock options granted to a any person who, at the time such incentive stock option is granted, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary of the Company (a "10% stockholder"), shall not be exercisable after the expiration of five years from the date such incentive stock options are granted.

     The exercise price for incentive stock options under the Stock Plan shall not be less than the fair market value per share on the date of grant of such option. In the event that an incentive stock option is granted under the Stock Plan to a 10% stockholder, then the exercise price of the incentive stock option shall not be less than 110% of the fair market value of the shares on the date such option is granted. Fair market value as used in the Stock Plan is the mean of the high and low sales prices reported by the National Market System of NASDAQ on that date. The exercise price for non-qualified stock options under the Stock Plan shall not be less than 80% of the fair market value per share on the date of grant of such option. Payment for the shares acquired upon exercise of an option under the Stock Plan shall be made in cash or other property deemed acceptable by the Committee. The Committee is authorized to grant options that allow the grantee, upon exercise of the options, to receive a payment in cash or Common Stock, or a combination thereof, equal to the amount by which the fair market value of the shares exceeds the exercise price.

     The aggregate fair market value (determined as of the time an incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any participant during any calendar year, under the Stock Plan and all of the Company's other plans, may not exceed $100,000. Any options granted in excess of this limit will be non-qualified options.

     The Committee will also be authorized to award restricted shares of Common Stock under the Stock Plan upon such terms and conditions as it shall establish, including the purchase price for each restricted share. Although recipients will have the right to receive dividends on and vote their restricted shares from the date of grant, they will not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the Committee in its sole discretion. A restricted stock award agreement will be entered into between the Company and the grantee at the time of an award of restricted shares. Such agreement will set forth the purchase price of the restricted shares, the events (including performance of specific business or financial goals) or time period for which the restrictions will lapse, and other material terms.

     No participant may be granted more than 100,000 options and restricted shares under the Stock Plan in any calendar year.

     Awards may be granted only to persons who, at the time of grant, are employees, directors or consultants of the Company. Unless provided otherwise in a specific grant, options and restricted shares granted under the Stock Plan may not be transferred or disposed of in any manner other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     The Stock Plan will expire ten years from the date it was adopted by the Company's Board of Directors. The Board may terminate the Stock Plan at any time in its sole discretion. No awards may be granted under the Stock Plan after it is terminated. The termination of the Stock Plan, or any amendment thereto, shall not affect any shares previously issued to a participant or any option or restricted shares previously granted under the Stock Plan.

     The Stock Plan will not be qualified under the provisions of Section 401(a) of the Code, and it is not intended to be subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     Participation in the Stock Plan. The following table sets forth certain information with respect to stock options that have been granted to date pursuant to the Stock Plan to (i) the Named Executive Officers, (ii) all current executive officers as a group, (iii) all non-executive directors as a group, and
(iv) employees, including all current officers who are not executive officers, as a group. No restricted shares have been granted under the Stock Plan. The options shown below are not necessarily indicative of the number of options or restricted shares that may be granted in the future.

                               NEW PLAN BENEFITS
                 DENALI INCORPORATED 1999 STOCK INCENTIVE PLAN

NAME                                                    OPTIONS GRANTED
----                                                    ---------------
Edward de Boer........................................       40,000
Robert B. Bennett.....................................       15,000
Lee W. Orr............................................       15,000
R. Kevin Andrews......................................       12,682
Melford S. Carter.....................................        9,700
All Executive Officers as a Group.....................      115,182
All Non-Executive Officer Employees as a Group........       14,000

     Federal Income Tax Consequences. The following is a brief description of the federal income tax consequences generally arising with respect to options or restricted stock that may be granted under the Stock Plan.

     Incentive Stock Options. Certain options granted under the Stock Plan are intended to be incentive stock options within the meaning of Section 422 of the Code. An option holder will not recognize taxable income upon the grant of incentive stock options under the Stock Plan. In addition, an option holder will not recognize taxable income with respect to the excess of the fair market value of stock received on exercise of an incentive stock option over the exercise price under the Stock Plan. The income tax treatment of any gain or loss recognized upon an option holder's disposition of shares received upon exercise of incentive stock options granted under the Stock Plan depends on the timing of the disposition. If the option holder holds the shares received upon exercise of such incentive stock options for the longer of two years from the date such incentive stock option was granted or one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and the holder's tax basis (i.e., generally the exercise price) will be taxed as long-term capital gain or loss.

     If an option holder disposes of the shares acquired upon exercise of an incentive stock option before the end of the applicable holding periods described above (i.e., he or she makes a "disqualifying disposition"), such holder may be deemed to be in receipt of taxable income in the year of the disqualifying disposition, depending on the selling price. If the selling price exceeds the fair market value of the stock on the date of exercise, the excess of the fair market value on the date of exercise over the exercise price will be taxable to the holder as ordinary income, and the excess of the selling price over the fair market value on the date of exercise will be taxable to the holder as capital gain. If the selling price exceeds the exercise price but not the fair market value of the stock on the date of exercise, the excess of the selling price over the exercise price will be taxable to the holder as ordinary income. If the selling price is less than the exercise price, the difference will be treated as capital loss.

     The Company is not entitled to a deduction for federal income tax purposes with respect to the grant or exercise of incentive stock options under the Stock Plan or the disposition of shares acquired upon exercise of incentive stock options if the applicable holding periods have been met. In the event of a disqualifying disposition, however, the Company will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the holder, to the extent it is reasonable compensation.

     Non-Qualified Stock Options. Options granted under the Stock Plan that are not incentive stock options within the meaning of Section 422 of the Code will be non-qualified stock options. An option holder will not realize taxable income upon the grant of non-qualified stock options. An option holder will recognize taxable ordinary income upon the exercise of non-qualified stock options equal to the amount that the fair market value of the underlying stock on the date of exercise exceeds the aggregate exercise price. The income tax treatment of any gain or loss realized upon an option holder's disposition of shares received upon exercise of non-qualified stock options depends on the timing of the disposition. If the option holder holds the shares received upon exercise of such non-qualified stock options for at least one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and the holder's tax basis (i.e., generally the exercise price plus the amount of ordinary income recognized by the holder on exercise of the option) will be taxed as long-term capital gain or loss. If an option holder disposes of the shares acquired upon exercise of a non-qualified stock option within one year from the date of exercise of the option, such holder will generally recognize short-term capital gain or loss.

     The Company is entitled to a deduction for federal income tax purposes with respect to the exercise of non-qualified stock options, but not the disposition of shares acquired upon exercise of such non-qualified stock options, in an amount equal to the ordinary income recognized by the option holder, to the extent it is reasonable compensation.

     Restricted Stock. A participant holding restricted stock will, at the time the shares vest, realize ordinary income in an amount equal to the fair market value of the shares (less any amount the participant paid for such shares), and the Company will be entitled to a corresponding deduction for federal income tax purposes. Alternatively, the participant may elect within 30 days of the grant of restricted stock to recognize ordinary income equal to the then fair market value of the shares (less any amount the participant paid for such shares). Dividends paid to the participant on the restricted stock during the restriction period will generally be ordinary income to the participant and deductible as such by the Company. In general, the Company will receive an income tax deduction at the same time and in the same amount which is taxable to the employee as compensation, to the extent it is reasonable compensation.

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR THE INFORMATION OF STOCKHOLDERS CONSIDERING HOW TO VOTE AT THE ANNUAL MEETING ONLY AND NOT AS A GUIDE TO PARTICIPANTS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending July 1, 2000, which appointment will be submitted for ratification at the meeting. Ernst & Young LLP served as independent auditors to the Company in connection with the Company's initial public offering, and has served as independent auditors to the Company since 1994. The Company has been advised that representatives of Ernst & Young LLP will attend the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                           PROPOSALS BY STOCKHOLDERS

     Proposals that stockholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Stockholders to be held in 2000 must be received by the Company at 1360 Post Oak Blvd., Suite 2250, Houston, Texas 77056, Attention: Janice McCormick, Assistant Secretary, no later than May 23, 2000.

                                 MISCELLANEOUS

     The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment on those matters.

     The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

September 15, 1999
Houston, Texas

                                                                       EXHIBIT A

                              DENALI INCORPORATED

                           1999 STOCK INCENTIVE PLAN

                                   I. PURPOSE

     The purpose of the DENALI INCORPORATED 1999 STOCK INCENTIVE PLAN (the "Plan") is to provide a means through which DENALI INCORPORATED, a Delaware corporation (the "Company"), and its subsidiaries may attract able persons to serve as directors, consultants, or advisors or to enter the employ of the Company or its subsidiaries and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, consultant, advisor, or director as provided herein.

                                II. DEFINITIONS

     The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

     (a) "Award" means, individually or collectively, any Option or Restricted Stock Award.

     (b) "Board" means the Board of Directors of the Company.

     (c) "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

     (d) "Committee" means a committee of the Board that is selected by the Board as provided in Paragraph IV(a).

     (e) "Common Stock" means the common stock, par value $.01 per share, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph IX.

     (f) "Company" means Denali Incorporated, a Delaware corporation.

     (g) "Consultant" means any person who is not an employee and who is providing advisory or consulting services to the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

     (h) "Director" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

     (i) An "employee" means any person (including a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

     (j) "Fair Market Value" means, as of any specified date, the mean of the high and low sales prices of the Common Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

     (k) "Holder" means an employee, Consultant, or Director who has been granted an Award.

     (l) "Incentive Stock Option" means an incentive stock option within the meaning of section 422 of the Code.

     (m) "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (n) "Option" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

     (o) "Option Agreement" means a written agreement between the Company and a Holder with respect to an Option.

     (p) "Plan" means the Denali Incorporated 1999 Stock Incentive Plan, as amended from time to time.

     (q) "Restricted Stock Agreement" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

     (r) "Restricted Stock Award" means an Award granted under Paragraph VIII of the Plan.

     (s) "Rule 16b-3" means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

     (t) "Stock Appreciation Right" shall have the meaning assigned to such term in Paragraph VII(d) of the Plan.

                  III. EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall become effective upon the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company within twelve months thereafter. Notwithstanding any provision in the Plan, in any Option Agreement or in any Restricted Stock Agreement, no Option shall be exercisable and no Restricted Stock Award shall vest prior to such stockholder approval. No further Awards may be granted under the Plan after ten years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Options granted under the Plan have been satisfied or expired, and all Restricted Stock Awards granted under the Plan have vested or been forfeited.

                               IV. ADMINISTRATION

     (a) Composition of Committee. The Plan shall be administered by a committee of, and appointed by, the Board, and such Committee shall be comprised solely of two or more outside Directors (within the meaning of the term "outside directors" as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of "Non-Employee Director" as defined in Rule 16b-3).

     (b) Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which employees, Consultants, or Directors shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option or nonqualified Option shall be granted, and the number of shares to be subject to each Option or Restricted Stock Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, Consultants, or Directors, their present and potential contribution to the Company's success and such other factors as the Committee in its discretion shall deem relevant.

     (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

                V. SHARES SUBJECT TO THE PLAN; GRANT OF OPTIONS;
                        GRANT OF RESTRICTED STOCK AWARDS

     (a) Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 300,000 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Awards granted to any one individual during any calendar year may not exceed 100,000 shares of Common Stock (subject to adjustment in the same manner as provided in paragraph IX with respect to shares of Common Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced.

     (b) Grant of Options. The Committee may from time to time grant Options to one or more employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

     (c) Grant of Restricted Stock Awards. The Committee may from time to time grant Restricted Stock Awards to one or more employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

     (d) Stock Offered. Subject to the limitations set forth in Paragraph V (a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

                                VI. ELIGIBILITY

     Awards may be granted only to persons who, at the time of grant, are employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, or any combination thereof.

                               VII. STOCK OPTIONS

     (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant.

     (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

     (c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is an employee at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative.

     (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements need not be identical.

     (e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph IX, (i) in the case of an Incentive Stock Option, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted, and
(ii) in the case of an Option that does not constitute an Incentive Stock Option, such purchase price shall not be less than 80% of the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

     (f) Stockholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder's name.

     (g) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any subsidiary.

                         VIII. RESTRICTED STOCK AWARDS

     (a) Forfeiture Restrictions To Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Common Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee,
(10) the economic value added, or (11) the return on stockholders' equity achieved by the Company, (ii) the Holder's continued employment with the Company or continued service as a Consultant or Director for a specified period of time,
(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

     (b) Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

     (c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

     (d) Committee's Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Holder pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder. Notwithstanding the preceding provisions of this Subparagraph, the Committee may not take any action described in this Subparagraph with respect to a Restricted Stock Award that has been granted to a "covered employee" (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

     (e) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

                     IX. RECAPITALIZATION OR REORGANIZATION

     (a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's or any subsidiary's capital structure or its business, any merger or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

     (c) Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (x) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of Directors or (y) thirty days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Holder, shall effect one or more of the following alternatives, which alternatives may vary among individual Holders and which may vary among Options held by any individual Holder: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Holders thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and cause the Company to pay to each Holder an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), or (4) provide that the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option.

     (d) Change of Control Value. For the purposes of clause (2) in Subparagraph
(c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (e) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph IX, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted by the Committee, whose determination shall be conclusive.

     (f) Stockholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action.

     (g) No Adjustments unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                    X. AMENDMENT AND TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, that the Board may not, without approval of the stockholders, amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan or (b) change the class of individuals eligible to receive Awards under the Plan.

                               XI. MISCELLANEOUS

     (a) No Right To an Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an employee, Consultant, or Director any right to be granted an Option, a right to a Restricted Stock Award, or any other rights hereunder except as may be evidenced by an Option Agreement or a Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

     (b) No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

     (c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

     (d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, Consultant, Director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

     (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

     (f) Governing Law. THE PLAN SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

                              DENALI INCORPORATED

                         ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 25, 1999

The undersigned hereby appoints RICHARD W. VOLK and EDWARD de BOER, and each of them, with full power of substitution, proxies to vote all stock of Denali Incorporated owned by the undersigned at the Annual Meeting of Stockholders October 25, 1999 and any adjournment of the meeting, on the items of business set forth on the reverse side and on such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THE UNDERSIGNED FAILS TO SPECIFY HOW THE PROXY IS TO BE VOTED, IT WILL BE VOTED FOR THE ELECTION OF THESE DIRECTORS AND FOR PROPOSAL 2 AND 3.

                         (TO BE SIGNED ON REVERSE SIDE)

                      ---------SEE REVERSE SIDE----------

                            O FOLD AND DETACH HERE 0

                                                         PLEASE MARK YOUR
                                                         VOTES AS INDICATED  [X]
                                                         IN THIS EXAMPLE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTERS:

1.  To elect three directors to serve until the 2002 Annual Meeting.

    FOR all nominees listed                               WITHHOLD AUTHORITY
    to the right (except as                            to vote for all nominees
    marked to the contrary)                               listed to the right
             [ ]                                                 [ ]

    Nominees:  Ernest H. Cockrell, Thomas D. Simmons, Jr., Joel V. Staff

    To withhold authority to vote for any nominee(s), print name(s) below.


    ----------------------------------------------------------------------------

2.  To approve the 1999 Stock Incentive Plan.

    FOR       AGAINST       ABSTAIN
    [ ]         [ ]           [ ]

3.  To approve the appointment of            4.  To transact such other business
    Ernst & Young LLP as independent             as may properly come before
    certified public accountants for             the meeting or any adjournment
    the Company for the fiscal year              of the meeting.
    ending July 1, 2000, and;

    FOR       AGAINST       ABSTAIN
    [ ]         [ ]           [ ]

Check this box if duplicate Annual Reports to Stockholders are sent to your address and you do not need a personal copy sent to you.

                                                    PLEASE DATE, SIGN AND MAIL
                                                       YOUR PROXY CARD BACK
                                                       AS SOON AS POSSIBLE!

                                      _____       ANNUAL MEETING OF STOCKHOLDERS
                                          |             DENALI INCORPORATED
                                          |
                                                          OCTOBER 25, 1999

                                                  PLEASE DETACH AND MAIL IN THE
                                                        ENVELOPE PROVIDED

SIGNATURE                               SIGNATURE
          -----------------------------           ------------------------------

DATE                                     , 1999
     ------------------------------------
Note: (Please sign your name exactly as it appears on the proxy. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the proxy.)

                            o  FOLD AND DETACH HERE  o